Exhibit 10.1

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134

July 15, 2026

Dear Bill:

On July 1, 2026, Cannae Holdings, Inc. (“Cannae”) issued a press release announcing that it has entered into an agreement with a company owned by you (“Foley”) to sell Cannae’s 87% interest in Brasada Ranch in exchange for the termination of Foley’s put right (the “Transaction”).

As a closing condition of the Transaction, the Director Services Agreement dated May 12, 2025 between Cannae and Foley (the “Director Services Agreement”) shall be amended to terminate Foley’s put right.

On July 15, 2026, the Transaction closed. This letter agreement amends the Director Services Agreement.

By signing below the Company and Foley agree that the following Section 11(a) of the Director Services Agreement is deleted in its entirety:

(a)Beginning in January 2026, and upon written notice (the “Notice Date”) by Foley designating a closing date, which shall be at least thirty days after the Notice Date, the Company shall purchase from Foley, and Foley agrees to sell, assign and transfer to the Company, all right, title and interest in and to fifty percent (50%) of the shares of Common Stock of the Company (the “Common Stock”) owned by Foley at the greater price per Common Stock of $19.50 per share, or 20% greater than the Company’s closing stock price on the Designation Date.
Thank you.
CANNAE HOLDINGS, INC.

By: /s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

/s/ William P. Foley, II
William P. Foley, II